UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 30, 2010

California Pizza Kitchen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31149	95-4040623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6053 West Century Boulevard, 11th Floor Los Angeles, California	90045-6438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 342-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2010, the Compensation Committee of the Board of Directors of California Pizza Kitchen, Inc. (the “Company”) unanimously approved The California Pizza Kitchen 2010 Executive Incentive Plan (the “Plan”), subject to stockholder approval. The Plan was approved by the Company’s stockholders at the Company’s annual meeting on September 30, 2010. The Plan replaces the Company’s Executive Bonus Plan (the “Bonus Plan”), which was approved by stockholders in 2005. The key difference between the Plan and the Bonus Plan is that the former permits the Compensation Committee to grant awards for performance periods of more than one year.

Awards under the Plan may be granted by the Compensation Committee to employees holding Vice President or more senior executive-level positions. The Plan will be administered by the Compensation Committee, consisting of solely two or more members of the Board of Directors who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under the Plan, eligible employees will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The Compensation Committee may designate performance periods of one year or less (e.g., for annual bonuses), or for more than one year (e.g., for long-term cash incentive payments). The performance criteria from which the Compensation Committee may choose may include one or more of the following (a “Qualifying Performance Criteria”): cash flow; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and pre-opening costs; return on equity; total stockholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment shares; sales; unit openings; and customer satisfaction.

The performance criteria may differ for each eligible employee and may apply to the Company as a whole, to one of the Company’s business units, or to a subsidiary. Any individual performance objectives must relate to a performance target that is objectively determinable within the meaning of Code Section 162(m). The Compensation Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year. Awards will be determined by applying the incentive formula to the target award amount of each eligible employee. The Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Plan.

The maximum amount to be paid to any eligible employee under the Plan in any year for any performance period of one year or less will not exceed $2,000,000. The maximum amount to be paid to any eligible employee under the Plan in any year with respect to any performance period of more than one year will not exceed $2,000,000.

The foregoing description of terms of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 30, 2010, the Company held the Annual Meeting of the Stockholders of California Pizza Kitchen, Inc. Stockholders voted to elect six individuals nominated by our Nominating and Governance Committee to the Board of Directors, to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 2, 2011 and to approve the California Pizza Kitchen 2010 Executive Incentive Plan.

The results of the votes submitted by stockholders, through proxies or otherwise, were as follows:

(1)	Election of Directors

Name	Votes
	FOR	WITHHELD
1. Leslie E. Bider	19,965,682	723,911
2. Larry S. Flax	19,690,421	999,172
3. Marshall S. Geller	20,055,623	633,970
4. Charles G. Phillips	18,766,372	1,923,221
5. Richard L. Rosenfield	19,688,977	1,000,616
6. Alan I. Rothenberg	19,936,573	753,020

There were no votes against and 2,561,176 broker non-votes cast for the election of directors.

(2)	Ratify Ernst & Young LLP as Independent Registered Public Accountants

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
21,911,761	1,338,272	736	0

(3)	Approve 2010 Executive Incentive Plan

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
19,379,759	589,329	720,505	2,561,176

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	California Pizza Kitchen, Inc. 2010 Executive Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 6, 2010	California Pizza Kitchen, Inc. a Delaware corporation

	By:	/S/ RICHARD L. ROSENFIELD
Co-Chairman of the Board, Co-Chief Executive Officer, and Co-President

	By:	/S/ LARRY S. FLAX
Co-Chairman of the Board, Co-Chief Executive Officer, and Co-President

EXHIBIT INDEX

Exhibit No.	Description

10.1	California Pizza Kitchen, Inc. 2010 Executive Incentive Plan